Exhibit 10.1

PNM RESOURCES, INC. 2023 OFFICER ANNUAL INCENTIVE PLAN

Introduction

PNM Resources, Inc. (the “Company” or “PNMR”) has adopted this 2023 Officer Annual Incentive Plan (the “Plan”) for the purpose of providing annual cash-based incentive awards (each an “Award”) to eligible Officers (as defined below).
Capitalized terms that are used, but not defined, in this Plan document shall have the meanings given to them in the PNM Resources, Inc. 2014 Performance Equity Plan (the “PEP”).
Eligibility
All Officers of the Company are eligible to participate in the Plan. For purposes of the Plan, the term “Officer” means any employee who: (1) has the title of Chief Executive Officer, President, Senior Vice President, Vice President or higher; and (2) who is in salary grade H18 or higher.
Award Determinations in General
Awards are based on: (1) the Incentive Earnings Per Share (“Incentive EPS”) levels (as described below and as set forth in Table 1 of Attachment A) for the Performance Period; (2) the weighting between Corporate and Business Area Goals (as set forth in Table 2 of Attachment A); and (3) Award levels (as set forth in Table 3 of Attachment A) achieved during the Performance Period. For purposes of the Plan, the “Performance Period” means the period beginning on January 1, 2023 and ending on December 31, 2023.
An Officer’s Award will equal the Officer’s share of the Incentive EPS Award Pool as described below. If, however, the Officer’s share of the appropriate Performance Award Pool as described below is less than the Officer’s share of the Incentive EPS Award Pool, the Officer will receive the smaller amount.
An Officer’s share of the Incentive EPS Award Pool or the Performance Award Pool (each, an “Award Pool”), as applicable, will be based upon the amount potentially payable to the Officer for the attained level of performance (Threshold, Target or Maximum, as determined in accordance with Table 3 of Attachment A), as compared to the aggregate amounts potentially payable for the attained level of performance to all of the Officers who are entitled to share in that Award Pool. In determining the amount potentially payable to an Officer, the Officer’s base salary will be determined as of April 1, 2023. In no event will the amount payable to an Officer exceed the indicated percentage of the Officer’s base salary for the attained performance level set forth in Table 3 of Attachment A. In addition, in no event will the amount payable to one Officer be increased due to a decrease in the amount payable to any other Officer.

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Incentive EPS Award Pool
In order for any Awards to be payable to eligible Officers, the Company must achieve the Threshold Incentive EPS level set forth in Table 1 of Attachment A. If the Company does not achieve the Threshold Incentive EPS level (calculated before any charges for amounts due pursuant to this Plan), no Awards are payable under the Plan to any Officer. If the Company achieves the Threshold Incentive EPS level (calculated before any charges for amounts due pursuant to this Plan), but the charges for amounts due pursuant to this Plan reduce the Incentive EPS to an amount below the Threshold Incentive EPS level, the Threshold level Incentive EPS Award Pool shall be reduced by the amount necessary to assure that the Incentive EPS is equal to the Threshold Incentive EPS level, unless the Committee, in the exercise of its discretion concludes that no Awards should be payable. Notwithstanding this paragraph, eligible Officers may receive a pro-rata Award, pursuant to the “Special Provisions if Avangrid Merger Closes in 2023” section below, based on a preliminary determination that the requisite Threshold Incentive EPS level has been or will be met, and in no event will an Officer be required to return a pro-rata Award if the Company does not achieve the Threshold Incentive EPS level.
If the Threshold, Target or Maximum Incentive EPS levels set forth in Table 1 of Attachment A are achieved, the aggregate potential Awards payable to the Officers at that level of performance (e.g., the aggregate level of Awards payable at Threshold, Target or Maximum set forth in Table 3 of Attachment A) will make up the “Incentive EPS Award Pool.” If the actual Incentive EPS exceeds the minimum level for a performance level by at least $0.01, but is less than the maximum level for that performance level (e.g., if the actual Incentive EPS exceeds $2.65 but is less than $2.72), the Incentive EPS Award Pool will be increased by using straight-line interpolation between the size of the Incentive EPS Award Pool based on the attained level (e.g., Threshold) and the size of the Incentive EPS Award Pool at the next higher level (e.g., Target). The Committee has the discretion to increase the Incentive EPS Award Pool by a lesser amount than would otherwise apply under straight-line interpolation. The Incentive EPS Award Pool is capped by the aggregate Maximum Awards set forth in Table 3 of Attachment A for all eligible Officers.
Performance Award Pool
A Corporate Goals Scorecard and Business Area Goals Scorecard listing each performance measure established by the Committee will be maintained by the PNMR Services Company Human Resources Department. As set forth in Table 2 of Attachment A, the performance of the Chief Executive Officer and the Senior Officers (i.e., Officers with the title of Senior Vice President or higher) are measured 100% on the Corporate Goals Scorecard. Vice Presidents are measured 60% on the Corporate Goals Scorecard and 40% on the Business Area Goals Scorecard.
The “Performance Award Pool” for each Business Area is the amount that could be paid in the aggregate to the Vice Presidents assigned to that Business Area based on performance alone, determined by using the following multi-step process:
a)Select the scorecard results from the appropriate Corporate Goals Scorecard and Business Area Goals Scorecard;
b)Then multiply each result by the appropriate weighting for the scorecard as set forth in Table 2 of Attachment A;

c)Then multiply the total Vice President salaries for that Business Area by the Target Award Level as set forth in Table 3 of Attachment A;
d)Then multiply the result of each scorecard (Step b), expressed as a percentage of Target, by the aggregate base salaries of the Vice Presidents included in that Business Area (Step c); and
e)Sum the results for the Vice President participants.
The Performance Award Pool for the Chief Executive Officer and the Senior Officers will be constructed by using the same process but will be based solely upon the Corporate Goals Scorecard.
Award Approval and Payout Timing
Except as set forth below, in early 2024, management will review the level of Awards, if any, and will provide the final Awards calculation to the Committee. The Committee will review the level of Awards and the Awards calculation and will approve the Awards for all Officers, other than the Chief Executive Officer. The independent directors of the Board will approve the Chief Executive Officer’s Award. To the extent Awards are payable under the Plan, the Company will make the payment on or before March 15, 2024 in a single lump sum cash payment, subject to applicable withholding.
The Committee shall retain the authority to adjust the Incentive EPS Award Pool and the Performance Award Pool, to adjust the level of attainment of the Incentive EPS or Corporate Goals and Business Area Goals Scorecards or to otherwise increase or decrease the amount payable with respect to any Award made pursuant to this Plan.
Pro-rata Awards for Partial Service Periods
In certain circumstances (as set forth below and in the above “Award Approval and Payout Timing” section) Officers may or may not be eligible for a pro-rata Award under the Plan.
The following Officers are not eligible for any Award, including a pro-rata Award:
–Officers who terminate employment with the Company or an Affiliate on or before the date on which Awards are distributed for the Performance Period for any reason other than death, Impaction, Retirement, or Disability. Except as otherwise provided in the section describing Special Provisions if Avangrid Merger Closes in 2023, Officers who terminate employment with the Company or an Affiliate during the Performance Period due to a Qualifying Change in Control Termination may be entitled to receive a special payment pursuant to the PNM Resources, Inc. Officer Retention Plan in lieu of any payments under this Plan.
–Officers who elect voluntary separation or Retirement in lieu of termination for performance or misconduct.

The following Officers may be eligible for a pro-rata Award:
–Officers who are newly hired during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.
–Employees or Officers who are promoted, transferred or demoted during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period. An employee or Officer who is promoted, transferred or demoted during the Performance Period and subsequently terminates employment due to death, Impaction, Retirement or Disability during the Performance Period will remain eligible for a pro-rata Award.
–Officers who are on leave of absence for any full month(s) during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.
–Officers who terminate employment with the Company or an Affiliate during the Performance Period due to Impaction, Retirement or Disability.
–Officers who die during the Performance Period, in which case the Award will be paid to the spouse of a married Officer or the estate of an unmarried Officer.
If an Officer is eligible for a pro-rata Award under this section, it will be calculated based on the number of days that the Officer was actively employed at each eligibility level during the Performance Period compared to the number of days included in the Performance Period. If an Officer who is eligible for a pro-rata Award is not employed on April 1, 2023, the pro-rata Award for the eligible Officer will be calculated using the Officer’s base salary on the date of his termination of employment. Except as set forth below due to the closing of the Avangrid Merger, any pro-rata Award to which an Officer becomes eligible pursuant to this paragraph will be paid to the Officer in accordance with the “Award Approval and Payout Timing” section above.
Special Provisions if Avangrid Merger Closes in 2023
These special provisions apply if the merger transaction (the “Avangrid Merger”) contemplated by the Agreement and Plan of Merger dated October 20, 2020, as amended as of January 3, 2022, and entered into among the Company, Avangrid, Inc., and NM Green Holdings, Inc. (the “Merger Agreement”) closes in 2023.
If the Avangrid Merger closes in 2023, the level of Awards will be determined, and any payable Awards will be paid in accordance with paragraphs (a) and (b) below.
a)    Shortly before the Avangrid Merger closes, the Committee will review and approve a preliminary level of Awards, based on levels of achievement that are annualized and adjusted to reflect the partial completion of the Performance Period from January 1, 2023 through the Effective Time (as defined in the Merger Agreement) or such other earlier measurement period as determined to be appropriate by the Committee. To the extent Awards are payable, the Company will make a pro-rata payment to eligible Officers who (1) remain continuously employed with the Company or an Affiliate through the date of the closing of the Avangrid

Merger, or (2) terminate employment with the Company or an Affiliate prior to the closing of the Avangrid Merger and are eligible for a pro-rata award under the circumstances described in the “Pro-rata Awards for Partial Service Periods” section.
Payments under this paragraph (a) that are made to officers eligible under clause (1) of the preceding paragraph will be pro-rated based on the number of days elapsed in the Performance Period prior to the Effective Time of the Avangrid Merger. Payments under this paragraph (a) that are made to officers eligible under clause (2) of the preceding paragraph will be pro-rated based on the number of days the Officer was employed during the Performance Period prior to the Effective Time of the Avangrid Merger. Such payments will be paid within thirty (30) days following the closing of the Avangrid Merger in a lump sum cash payment, subject to applicable withholding.
b)    In early 2024, Avangrid, Inc., in consultation with the Company, will review and approve the final Awards calculation, based on levels of achievement for the entire Performance Period. To the extent Awards are payable under the Plan, any unpaid portion of an earned Award will be paid to eligible Officers who remain employed by the Company or an Affiliate through December 31, 2023 and to Officers who terminate employment with the Company or an Affiliate following the Effective Date of the Merger and are eligible for a pro-rata award under the circumstances described in the “Pro-rata Awards for Partial Service Periods” section. The final payments will be made on or before March 15, 2024 in a lump sum cash payment, subject to applicable withholding.
In no event will any Officer be required to return a pro-rata payment received under paragraph (a) due to such payment being in excess of the amount that would have been payable based on the final Awards calculation determined under this paragraph (b).
Provisions for a Change in Control
If the Plan is modified after the occurrence of a Change in Control in a manner that has the effect of reducing the amounts otherwise payable under the Plan, an Officer who remains employed by the Company or an Affiliate at the end of the Performance Period will receive, at a minimum, an Award equal to 50% of the Maximum Award available under this Plan for the Performance Period.
Ethics
The purpose of the Plan is to fairly reward performance achievement. Any Officer who manipulates or attempts to manipulate the Plan for personal gain at the expense of customers, shareholders, other employees or the Company or its Affiliates will be subject to disciplinary action, up to and including termination of employment, and will forfeit and be ineligible to receive any Award under the Plan.
Continuation of Employment
This Plan does not confer upon any Officer any right to continue in the employment of the Company or any Affiliate and does not limit the right of the Company or any Affiliate, in its sole discretion, to terminate the employment of any Officer at any time. This Plan also does not limit any right that the Company or any Affiliate has to terminate the employment of any Officer in accordance with any written employment agreement the Company and Officer may have.

Clawbacks
All Awards issued under this Plan are subject to potential forfeiture or recovery to the fullest extent called for by the Company’s Clawback Policy. By accepting an Award, an Officer consents to the Clawback Policy and agrees to be bound by and comply with the Clawback Policy and to return the full amount required by the Clawback Policy.
Amendments
The Committee, in its sole discretion, reserves the right to adjust, amend or suspend the Plan during the Performance Period. The President and Chief Operating Officer or the Senior Vice President and General Counsel is hereby authorized to correct any typographical or similar errors in the Plan and any other documents issued in connection with the Plan.

/s/ Patrick V. Apodaca
Patrick V. Apodaca
SVP and General Counsel

Dated: April 19, 2023

ATTACHMENT A
Incentive EPS Table
(Table 1)

Incentive EPS[1]
No Award	Less than $2.65
Threshold	Greater than or equal to $2.65 and less than $2.72
Target	Greater than or equal to $2.72 and less than $2.82
Maximum	Greater than or equal to $2.82

Scorecard Weighting Table
(Table 2)

Scorecard Results
Scorecard Level	Corporate Weighting	Business Area Weighting
CEO & Senior Officers	100%	0%
Vice Presidents	60%	40%
1 Equals PNMR’s diluted EPS for the fiscal year ending December 31, 2023 calculated in accordance with Generally Accepted Accounting Principles and reported in the Company’s Form 10-K for PNMR adjusted to exclude the following items: (1) mark-to-market impact of economic hedges, (2) regulatory disallowances, (3) net change in unrealized gains and losses on investment securities, (4) gains or losses on reacquired debt, (5) goodwill or other asset impairments, (6) impacts of acquisition and disposition activities, including but not limited to pension expense or income associated with Public Service Company of New Mexico’s (“PNM”) former gas utility operations, (7) impact of the Company's adoption of an accounting pronouncement or the Company’s adoption of a change in accounting pronouncement on or after February 27, 2023, (8) the loss, impairment, or write-up of any deferred tax asset or liability that was earned and recognized in a prior tax year, but that must be revalued in the current year, (9) judgments entered or settlements reached in litigation or other regulatory proceedings, (10) increases or decreases in the liabilities associated with PNM’s retired generating stations, including but not limited to expenses incurred in demolition or environmental work of such generating stations, (11) costs associated with process improvement initiatives, (12) expected credit loss allowances or reversals, and (13) changes to the liabilities associated with mine reclamation costs including but not limited to: (a) changes in the discount rate used to measure those liabilities, (b) an early retirement of generating stations, or (c) actions taken by the New Mexico Public Regulation Commission.

    A-1

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Award Levels Table
(Table 3)

Award Levels	Threshold	Target	Maximum
CEO	57.5%	115%	230%
President and COO	35%	70%	140%
SVP, CFO and Treasurer	30%	60%	120%
SVPs (other than those listed above)	27.5%	55%	110%
Vice President and Chief Information Officer and Vice President, Human Resources	25%	50%	100%
Vice Presidents (other than VP and Chief Information Officer and VP, Human Resources)	22.5%	45%	90%

    A-2

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